Exhibit 1(c)
Supplement To
Trust Instrument of
Fidelity Phillips Street Trust
This Supplement to the Trust Instrument of Fidelity Phillips Street Trust (the "Trust"), dated September 17, 1992, is adopted by the
Trustees pursuant to a resolution adopted at a meeting of the Board on June 19, 1997:

1.. Section 4.01 of the Trust Instrument is amended by resolution of the Trustees acting pursuant to the last sentence of Section 7.01, by redesignating subsections (w) and (x) as subsections (x) and (y), respectively, and by adding new subsection (w)as follows:

 (w) Notwithstanding any other provisions hereof, to invest all of the assets of any Series in a single open-end investment company, including investment by means of transfer of such assets in exchange for an interest or interests in such investment company;
 IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has executed this instrument.
                /s/J. Gary Burkhead
    J. Gary Burkhead, as Trustee
    and not individually.
 Dated: June 19, 1997